   RENT-WAY REPORTS FISCAL 2005 FIRST QUARTER FINANCIAL RESULTS

   OPERATING INCOME UP 40.5%; 61.6% BEFORE CHANGE IN ACCOUNTING METHOD

ERIE, Pa., Jan. 27/PRNewswire-First Call/ -- Rent-Way, Inc. (NYSE: RWY) today reported financial results for its fiscal 2005 first quarter ended December 31, 2004.

In the quarter, the company changed its method of recognizing rental business revenue to the accrual method. This change means that the company will recognize revenues over the rental term, not as collected.

For the quarter, the company reported revenues of $126.3 million versus $123.6 million in the same quarter last year. Revenues from the company’s core rental business (which excludes the company’s dPi Teleconnect unit) were $121.9 million versus $117.6 million in the same quarter last year. Same store rental business revenues increased 3.4% versus last year’s quarter. Operating income in the quarter was $12.0 million, up from $8.5 million in the same period last year. Net loss was $0.7 million versus a net loss of $5.8 million in the first quarter last year. Net loss allocable to common shareholders was $1.3 million, or $(0.05) per share versus a net loss of $6.2 million last year or $(0.24) per share. Net loss for the quarter gives effect to a non-cash $2.2 million FAS 133 charge related to the conversion feature of the company’s preferred stock and a $2.6 million one-time non-operating, non-cash charge for the change in accounting method.

Without the impact of the change in accounting method, for the quarter the company would have reported revenues of $129.0 million and core rental business revenues of $124.5 million. Same store rental business revenues would have increased 5.3% over last year’s quarter. Operating income would have been $13.8 million, net income $3.6 million and net income available to common shareholders $3.1 million, or $0.12 per share. Adding back the FAS 133 charge, net income allocable to common shareholders in the quarter would have been $5.3 million, or $0.20 per share, which is significantly higher than consensus analyst estimates.

“We had an excellent quarter reflecting our team’s hard work and successful execution of our plan to continue improving operating margins in our core stores while moving forward with our new store opening program,” stated William Morgenstern, Rent-Way’s Chairman and CEO. “By the end of the quarter we had 13 new stores open and an additional 14 are in the pipeline scheduled to open by the end of the current quarter. We are well on our way to our goal of 50 new stores in 2005. For the quarter, we decided to make a change in the way we account for rental business revenue. Even with this change, we met our revenue and exceeded our operating income guidance both for core stores and core stores with new stores. For the quarter, our core stores revenue and operating income was $121.5 million and $13.6 million, respectively. If we back out the change in accounting method, the numbers would have been $124.1 million and $15.4 million, respectively,” concluded Mr. Morgenstern.

William McDonnell, Rent-Way’s Vice President and CFO stated, “The change in accounting for rental business revenues is an issue that we have been monitoring. The company has historically recognized rental business revenues as collected. To date, the timing difference between these methods has been immaterial. Because our 2005 fiscal first quarter ended on a Friday and our stores were closed on Saturday, the first day of January, we received significantly higher payments to us on Friday for the following week than historically normal. As a result we think it’s a good idea to implement the change now at the start of a fiscal year and during the year in which we will deliver our first 404 internal controls certification.”

Mr. McDonnell also stated, “We do not expect the change in accounting method to require any change in our previous 2005 and 2006 guidance.”

The Company ended the quarter with $28.0 million outstanding on its bank revolver, down from $47.8 million at the end of December 31, 2003. The company reported EBITDA for the quarter of $15.8 million versus $12.6 million in the same quarter last year. EBITDA as defined by the company is operating income plus depreciation of property and equipment and amortization of goodwill and other intangibles. The company believes EBITDA provides investors useful information regarding its ability to service its debt and generate cash for other purposes, including for capital expenditures and working capital. The company reported net cash used in operations for the quarter of $11.8 million versus $20.3 million in the same quarter last year.

Reconciliations of the non-GAAP measures mentioned above to the nearest comparable GAAP measures are presented in the chart of supplemental information attached to this release.

Safe-Harbor Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements contain the words “projects,” “anticipates,” “believes,” “expects,” “intends,” “will,” “may” and similar words and expressions. Each such statement is subject to uncertainties, risks and other factors that could cause actual results or performance to differ materially from the results or performance expressed in or implied by such statements. The forward-looking statements in this news release that contain projections of the company’s expected financial performance and other projections regarding future performance are inherently subject to change given the nature of projections and the company’s actual performance may be better or worse than projected. Uncertainties, risks and other factors that may cause actual results or performance to differ materially from any results or performance expressed or implied by forward-looking statements in this news release include: (1) the company’s ability to control its operating expenses and to realize operating efficiencies, (2) the company’s ability to develop, implement and maintain adequate and reliable internal accounting systems and controls, (3) the company’s ability to retain existing senior management and to attract additional management employees, (4) general economic and business conditions, including demand for the company’s products and services, (5) general conditions relating to the rental-purchase industry, including the impact of state and federal laws regulating or otherwise affecting the rental-purchase transaction, (6) competition in the rental-purchase industry, including competition with traditional retailers, (7) the company’s ability to make principal and interest payments on its high level of outstanding debt, and (8) the company’s ability to open new stores and cause those new stores to operate profitably. A discussion of other risk factors that may cause actual results to differ from the results expressed in or implied by these forward-looking statements can be found in the company’s filing with the SEC. The company disclaims any duty to provide updates to the forward-looking statements made in this news release.

RENT-WAY, INC. SELECTED BALANCE SHEET DATA (all dollars in thousands)

	December 31, 2004	September 30, 2004
	(unaudited)	(unaudited)
Cash and cash equivalents	$ 6,518	$ 3,412
Prepaid expenses	8,591	8,496
Rental merchandise, net	194,564	173,164
Total Assets	460,529	430,655
Accounts payable	27,336	26,187
Debt	231,020	203,934
Total Liabilities	324,567	295,780
Shareholders' Equity	113,851	115,085

RENT-WAY, INC. CONSOLIDATED STATEMENTS OF OPERATIONS (all dollars in thousands except per share data)
	For the three months ended December 31,
	2004		2003
	(unaudited)		(unaudited)
Revenues:
Rental revenue	$105,942	83.9%	$102,428	82.9%
Prepaid phone service revenue	4,561	3.6%	6,190	5.0%
Other revenues	15,794	12.5%	14,991	12.1%

Total Revenues	126,297	100.0%	123,609	100.0%
Costs and operating expenses:
Depreciation and amortization:
Rental merchandise	32,516	25.7%	32,872	26.6%
Property and equipment	3,766	3.0%	3,982	3.2%
Amortization of intangibles	28	0.0%	115	0.1%
Cost of prepaid phone service	2,906	2.3%	3,979	3.2%
Salaries and wages	34,820	27.6%	33,642	27.2%
Advertising, net	5,353	4.2%	6,129	5.0%
Occupancy	8,996	7.1%	8,701	7.0%
Other operating expenses	25,942	20.5%	25,670	20.8%

Total costs and operating expenses	114,327	90.5%	115,090	93.1%
Operating income	11,970	9.5%	8,519	6.9%
Other income (expense):
Interest expense	(7,068)	-5.6%	(7,859)	-6.4%
Interest income	6	0.0%	770	0.6%
Amortization and write-off of deferred financing costs	(280)	-0.2%	(344)	-0.3%
Other income (expense), net	(3,832)	-3.0%	(4,236)	-3.4%

Income (loss) before income taxes and discontinued operations	796	0.6%	(3,150)	-2.5%
Income tax expense	1,395	1.1%	1,395	1.1%

Loss before discontinued operations	(599)	-0.5%	(4,545)	-3.7%
Loss from discontinued operations	(127)	-0.1%	(1,272)	-1.0%

Net loss	$(726)	-0.6%	$(5,817)	-4.7%

Preferred stock dividend and accretion of preferred stock	(535)	-0.4%	(395)	-0.3%

Net loss allocable to common shareholders	$(1,261)	-1.0%	$(6,212)	-5.0%

Loss per common share:
Basic loss per common share
Loss before discontinued operations		$(0.02)		$(0.17)

Net loss allocable to common shareholders		$(0.05)		$(0.24)

Diluted loss per common share
Loss before discontinued operations		$(0.02)		$(0.17)

Net loss allocable to common shareholders		$(0.05)		$(0.24)

Weighted average common shares outstanding:
Basic	26,244	26,078

Diluted	26,244	26,078

Calculation of EBITDA and Reconciliation of Net Cash Used in Operations to EBITDA
For the Three Months Ended December 31, 2004 and 2003
(all dollars in thousands)

	Three Months Ended
	12/31/04	12/31/03
	(unaudited)	(unaudited)
Calculation of EBITDA
Operating income	$11,970	$8,519
Depreciation - property and equipment	3,766	3,982
Amortization of intangibles	28	115

EBITDA	$15,764	$12,616

Reconciliation of Net Cash Used in Operations to EBITDA
	Three Months Ended
	12/31/04	12/31/03
Net cash used in operating activities	$(11,766)	$(20,291)
Net cash used in discontinued operations	127	245
Adjustments to reconcile net income to net cash used in operating activities	(39,944)	(44,487)
Changes in assets and liabilities	50,857	58,716
Depreciation - property and equipment	3,766	3,982
Amortization of intangibles	28	115
Interest expense	7,068	7,859
Interest income	(6)	(770)
Amortization and write off of deferred financing costs	280	344
Other expense	3,832	4,236
Income taxes	1,395	1,395
Loss from discontinued operations	127	1,272

EBITDA	$15,764	$12,616

RENT-WAY, INC.
RECONCILIATION OF REVENUES, OPERATING INCOME AND NET INCOME (LOSS)
EXCLUDING THE IMPACT OF THE CHANGE IN ACCOUNTING METHOD
For the Three Months Ended December 31, 2004
(all dollars in thousands except per share data)

	Revenues	Operating Income	Net Income (Loss)
As reported	$126,297	$11,970	$(726)
Impact of change in accounting method for
the three months ended December 31, 2004	2,658	1,796	1,796
Impact of change in accounting method at
October 1, 2004	--	--	2,568

Excluding the impact of the change in
accounting method	$128,955	$13,766	$3,638

RENT-WAY, INC.
RECONCILIATION OF NET INCOME (LOSS) ALLOCABLE TO COMMON SHAREHOLDERS
EXCLUDING THE IMPACT OF THE CHANGE IN ACCOUNTING METHOD AND SFAS 133 CHARGE
For the Three Months Ended December 31, 2004
(all dollars in thousands except per share data)

Net loss allocable to common shareholders, as reported	$(1,261)
Impact of change in accounting method for the three months ended December 31, 2004	1,796
Impact of change in accounting method at October 1, 2004	2,568

Net income allocable to common shareholders excluding the impact of the change in accounting
method	$3,103

SFAS 133 charge related to conversion feature of preferred stock	2,191

Net income allocable to common shareholders excluding the impact of the change in accounting
method and SFAS 133 charge	$5,294

Earnings per share excluding the impact of the change in accounting method	$0.12

Earnings per share excluding the impact of the change in accounting method and SFAS 133 charge	$0.20

RENT-WAY, INC.
RECONCILIATION OF CORE STORES REVENUES AND OPERATING INCOME EXCLUDING THE IMPACT OF THE CHANGE IN ACCOUNTING METHOD
For the Three Months Ended December 31, 2004
(all dollars in thousands except per share data)

	Revenues	Operating Income
Rent-Way, Inc., as reported	$126,297	$11,970
New store revenues and operating loss	(406)	1,743
DPI revenues and operating income	(4,561)	(45)
DPI commissions	149	(30)

Core stores revenues and operating income	$121,479	$13,638

Impact of change in accounting method for the three
months ended December 31, 2004	2,658	1,796

Core stores revenues and operating income excluding
the impact of the change in accounting method	$124,137	$15,434

RENT-WAY, INC.
RECONCILIATION OF RENT-WAY CORE RENTAL BUSINESS REVENUES EXCLUDING THE IMPACT OF THE CHANGE IN ACCOUNTING METHOD
For the Three Months Ended December 31, 2004 and 2003
(all dollars in thousands except per share data)

	2004	2003
Rent-Way, Inc., as reported	$126,297	$123,609
DPI revenues	(4,561)	(6,190)
DPI commissions	149	183

Core rental business revenues	$121,885	$117,602

Impact of change in accounting method for the three
months ended December 31, 2004	2,658	--

Core rental business revenues excluding the impact
of the change in accounting method	$124,543	$117,602